EXHIBIT 10.23
[Glu Letterhead]
May 22, 2006
L. Gregory Ballard
Glu Mobile Inc.
1800 Gateway Dr
San Mateo, CA 94404

Re:	Severance Arrangement: Continuation of Compensation and Acceleration of Vesting of Stock Options
     Reference is hereby made to the Glu Mobile Inc. (the “Company”) 2001 Stock Option Plan, as amended (the “Plan”), and to all Stock Option Agreements entered into between you and the Company, pursuant to which the Company granted to you at various times options to purchase shares of the Company’s common stock (the “Option Agreements”).
     The purpose of this letter is to notify you that the Board of Directors (the “Board”) has determined that if your employment is terminated by the Company (or a successor or acquirer of the Company) after a Change in Control Transaction (as defined herein below) other than for Cause (as defined herein below) or for disability, or if you terminate your employment after a Change in Control Transaction for Good Reason (as defined herein below), each within twelve (12) months following the Change in Control Transaction, your severance shall be comprised of a 6-month extension (from the respective date of termination) of your base salary and benefits then in effect (but such benefits shall not include any bonus which you may be eligible to receive), plus full (100%) acceleration of the vesting of any and all unvested options or shares of common stock (subject to a right of repurchase by the Company), in each case outstanding as of March 9, 2006 (collectively, the “Severance Arrangement”).
     The terms of your Option Agreements entered into prior to March 9, 2006 have been amended by the Board as necessary to effectuate the Severance Arrangement as described above.
     The Option Agreements, as supplemented and modified by this letter, together with the other writings referred to in such Option Agreements or delivered pursuant thereto which form a part thereof, respectively contain the entire agreement between the parties with respect to the subject matter thereof and amend, restate and supersede all prior and contemporaneous arrangements or understandings with respect thereto.
     The definitions of Change in Control Transaction, Cause and Good Reason as defined in this letter shall supersede any comparable definitions in the Plan or Option Agreements, together

L. Gregory Ballard
May 22, 2006

with the other writings referred to in such Option Agreements or delivered pursuant thereto which form a part thereof.
     After the date hereof, each reference in the Option Agreement to “hereunder,” “hereof,” “herein” or words of like import, and each reference in the other documents entered into in connection with such Option Agreement shall mean and be a reference to such Option Agreement as amended hereby. Except as specifically amended above, the Option Agreement shall remain in full force and effect.
     The Company hereby agrees to consider in good faith amending the Option Agreements further to the extent that the modifications set forth in this letter result in adverse tax consequences to you as a result of interpretations of, or changes to, Section 409A of the Internal Revenue Code.
     “Change in Control Transaction” means: the closing of (a) a merger, or consolidation, in one transaction or series of related transactions, in which the shareholders of the Company before such merger or consolidation own less than 50% of the outstanding voting equity securities of the surviving corporation after such transaction or series of related transactions, (b) a sale or other transfer of all or substantially all of the assets of the Company as a going concern, in one transaction or series of related transactions, followed by the distribution to the Company’s shareholders of the proceeds remaining, if any, after payment of creditors, or (c) a transfer of more than 50% of the outstanding voting equity securities of the Company by the shareholders of the Company to one or more related persons or entities other than the Company in one transaction or a series of related transactions.
     “Cause” means: (i) you committing an act of gross negligence, gross misconduct or dishonesty or other willful act that materially adversely affects the Company or any of the Company’s customers, suppliers or partners (including, without limitation, misappropriation, embezzlement or fraud); (ii) your personal dishonesty, or willful misconduct in the performance of services for the Company, or breach of fiduciary duty (which breach of fiduciary duty involves personal profit); (iii) you being convicted of, or pleading no contest to, (A) any felony or (B) any misdemeanor involving (I) fraud, (II) breach of trust or misappropriation, or (III) any other act that the Board reasonably believes in good faith has, or upon disclosure will, materially adversely affect the Company (including its public reputation); (iv) any material breach of any agreement by you (which remains uncured for a period of thirty (30) days after written notice by the Company to you, unless such breach is incapable of cure) with the Company or any other material unauthorized use or disclosure of the Company’s confidential information or trade secrets involving personal benefit; or (v) your failure to follow the lawful directions of the Board or, when you are not the Chief Executive Officer, the lawful directions of the Chief Executive Officer, in the scope of your employment unless you reasonably believe in good faith that such directions are not lawful and notify the Board or the Chief Executive Officer, as the case may be, of the reasons for such belief.
     “Good Reason” means (i) without your express written consent, a significant reduction of your duties, position or responsibilities, or your removal from such duties, position and

L. Gregory Ballard
May 22, 2006

responsibilities, unless you are provided with a substantially comparable position (i.e., a position of substantially equal or greater organizational level, duties, authority and compensation); provided, however, that a change in title, in and of itself, or a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Executive Officer of the Company remains as such following a change of control but is not made the Chief Executive Officer of the acquiring corporation) shall not constitute “Good Reason”); (ii) a material reduction by the Company in your annual base compensation as in effect immediately prior to such reduction that is not applicable to other executive officers of the Company, and for purposes of this romanette (iii) “material” shall mean a reduction of greater than 15%; (iv) without your express written consent, your relocation to a facility or a location more than 50 miles from your then present location of employment; or (v) any purported termination of you by the Company which is not effected for disability or for Cause.
     The Company very much appreciates your contribution to the Company. Please sign and date where indicated below and return this letter to the Company if you want to accept the terms of this letter.

Very truly yours, GLU MOBILE INC.
By:	/s/ Albert A. Pimentel
	Name:	Albert A. Pimentel
	Title:	Executive Vice President and CFO

ACKNOWLEDGED AND AGREED:
/s/ L. Gregory Ballard

L. Gregory Ballard